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                                                                    EXHIBIT 99.1

            DIGITAL ISLAND CLOSES ACQUISITON OF SOFTAWARE NETWORKS


     SAN FRANCISCO, September 15, 2000 - Digital Island, Inc. (NASDAQ: ISLD), a leading Global e-Business Delivery Network, announced today it has completed the acquisition of SoftAware Networks, Inc. Based on Digital Island's closing price on September 14, 2000, the transaction is valued at approximately $260 million.

     The acquisition brings Digital Island's customer count to nearly 1,000 customers worldwide, and provides growth opportunities in the Los Angeles-based media and entertainment market, as well as supporting the company's deployment of Intel-based hosting solutions and build-out of the its global streaming network.

     "We are pleased to have rapidly completed this transaction and have now started leveraging the SoftAware organization and customer base to make full use of the additional resources available to us," said Ruann F. Ernst, chairman and CEO of Digital Island.

     Digital Island(R) is a leading Global e-Business Delivery Network using hosting, content delivery, networking and application services to help companies improve their customers' online experience by making Web applications run faster and more reliably and scale globally, resulting in more successful e-Business transactions. Digital Island is headquartered in San Francisco with a presence in 26 countries.

Important Notice

Digital Island is a registered trademark of Digital Island, Inc. All other trademarks are properties of their respective owners.

This release may contain forward-looking statements that are subject to risks and uncertainties. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include but are not limited to: the company's short operating history which makes it difficult to predict its future results of operations; the company's history of operating losses and expected future losses which could impede its ability to address the risks and difficulties encountered by companies in new and rapidly
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evolving markets; the company's future operating results could fluctuate which may cause volatility or a decline in the price of the company's stock; the possibility that the company may not be able to price its services above the overall cost of bandwidth causing its financial results to suffer; and other factors detailed in the Company's filings with the Securities and Exchange Commission.


Media contact at Digital Island:
Alf Abuhajleh
415/738-4555
alf@digitalisland.net

Investor Relations contact at Digital Island:
Sue Pirri
415/738-4673
spirri@digitalisland.net